UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2021

Summit Therapeutics Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36866	37-1979717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor, Cambridge, MA		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617-514-7149

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value per share	SMMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on July 2, 2021 in connection with the departure of Michael Donaldson as Chief Financial Officer of Summit Therapeutics Inc. (the “Company”), the board of directors (the “Board”) of the Company appointed Robert W. Duggan to serve as interim principal financial officer and Jeffrey R. Maranian to serve as principal accounting officer.

Mr. Duggan, age 77, has served as a member of the Board since December 2019, as Executive Chairman since February 2020 and as the Company’s Chief Executive Officer and principal executive officer since April 2020. Since 2016, Mr. Duggan has been Chief Executive Officer of Duggan Investments, Inc., a venture capital and public equity investment firm primarily focused on patient-friendly breakthrough solutions to complex diseases of aging.   From September 2007 through the acquisition by AbbVie Inc. in May 2015, Mr. Duggan was a member of the board of directors of Pharmacyclics, Inc., a patient-friendly, science-based, employee-driven developer of small-molecule medicines for the treatment of cancers.  Mr. Duggan was also the Chairman and Chief Executive Officer of Pharmacyclics from September 2008 to May 2015 as well as its largest investor.  From 1990 to 2003, Mr. Duggan was Chairman of the board of directors of Computer Motion, Inc. from 1997 to 2003, Mr. Duggan also served as Chief Executive Officer of Computer Motion.  In June 2003, Computer Motion merged with Intuitive Surgical Inc. Mr. Duggan has been a director and the chairman of the board of directors of Pulse Biosciences, Inc. since November 2017. From 2003 to 2011, Mr. Duggan served on the board of directors of Intuitive Surgical.   Mr. Duggan received a U.S. Congressman’s Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac of France.  He is a member of the University of California at Santa Barbara Foundation board of trustees.

On April 20, 2021, the Company entered into a note purchase agreement (the “Purchase Agreement”) with Mr. Duggan, pursuant to which Mr. Duggan loaned the Company $55 million in exchange for the issuance by the Company of an unsecured promissory note in the amount of $55 million (the “Note”). The Note accrued interest at a rate per annum equal to 150% of the applicable 10 Year US Treasury rate, as adjusted monthly (initially estimated to be approximately 2.4%). The Note was scheduled to mature and become due upon the earlier of (i) the consummation of a registered public offering with net proceeds of no less than $55 million or (ii) 13 months from the date of issuance of the Note. The Note was repaid by the Company in connection with the consummation of the Company’s rights offering in May 2021.

On March 24, 2021, Mr. Duggan entered into a note purchase agreement pursuant to which he loaned the Company $55 million in exchange for the issuance by the Company of an unsecured promissory note in the amount of $55 million. The note accrued interest at a rate per annum equal to 150% of the applicable 10 Year US Treasury rate, as adjusted monthly. On April 20, 2021 the note purchase agreement and note were rescinded and the note was repaid without interest or penalty pursuant to the terms of a rescission agreement by and between the Company and Mr. Duggan. The rescission agreement was effective and the repayment of the principal amount had been made prior to the entry into the Purchase Agreement described above.

On November 6, 2020, the Company completed a private placement with Mr. Duggan who subscribed for an aggregate of 14,071,856 shares of common stock, par value $0.01 per share at a price of $3.34 per common share of stock.

Mr. Maranian, age 40, has served as the Company’s Corporate Controller since November 2020. Mr. Maranian joined the Company from Acacia Communications Inc., where he held roles of increasing responsibility over a six year period, including Controller, until it was acquired by Cisco for $4.5 billion. Prior to that, he spent the first 11 years of his career in audit and accounting advisory roles, including three years at CFGI, a financial consulting firm, where he helped companies transform their finance functions, solve complex technical accounting matters, and enter public markets. Mr. Maranian spent the first eight years of his career in the Health Industries Assurance Practice at PricewaterhouseCoopers, primarily serving clients in the life sciences sector. He holds Bachelor and Master of Science degrees in Accountancy from Bentley University and is a Certified Public Accountant in Massachusetts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SUMMIT THERAPEUTICS INC.

Date: July 9, 2021	By:	/s/ Robert W. Duggan
Robert W. Duggan
Chief Executive Officer